Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Reports First Quarter 2009 Financial Results

ST. PAUL, Minnesota, April 23, 2009 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity and other gastrointestinal disorders, announced today its financial results for the first quarter ended March 31, 2009.

The Company reported a net loss of $6.7 million, or $0.30 per share, research and development expenses of $3.8 million, and selling, general and administrative expenses of $1.9 million for the quarter. Expenses were primarily associated with the cost of supporting the Company’s multiple, ongoing clinical trials as well as the continued development of VBLOC® vagal blocking therapy delivered through the Company’s Maestro® System. At the end of the quarter, the Company’s cash, cash equivalents and short-term investments totaled $35.2 million.

“We are pleased with the progress made in our clinical trials and in the Company’s finances this quarter,” said President and CEO Mark B. Knudson, Ph.D. “In January, we presented 18-month excess weight loss data from our feasibility study that provided further data in support of our EMPOWER™ pivotal study endpoints. These data also supported our efforts to raise over $15 million in a private placement that closed in February 2009. This financing was an important step toward commercialization of the Maestro System and a vote of confidence in the potential value of our technology.”

Gregory S. Lea, Senior Vice President and Chief Financial Officer of EnteroMedics added: “The Company remains well funded as we move towards our objective of reporting top-line data from the EMPOWER study in the second half of this year.”

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC® vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics has met its enrollment goal under an FDA-approved

Investigational Device Exemption (IDE) for the EMPOWER™ Study using the Maestro® System, its initial product for the treatment of obesity. EnteroMedics is currently recruiting patients outside of the United States for a feasibility study examining VBLOC Therapy’s effects on blood glucose levels in diabetic patients. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations, our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro® System for the treatment of obesity; our inability to complete our EMPOWER™ pivotal trial and other clinical trials, or significant delays in the completion of our clinical trials; our ability to timely commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s Form 10-K dated March 12, 2009. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by U.S. Federal law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the EMPOWER™ clinical trial informed consent.

(See attached table)

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2009	2008
Operating expenses:
Research and development	$3,791	$6,183
Selling, general and administrative	1,906	2,333

Total operating expenses	5,697	8,515

Loss from operations	(5,697)	(8,515)
Other income (expense), net	(972)	17

Net loss	$(6,669)	$(8,498)

Net loss per share - basic and diluted	$(0.30)	$(0.51)

Shares used to compute basic and diluted net loss per share	22,151	16,799

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	March 31, 2009	December 31, 2008
ASSETS
Cash, cash equivalents and short-term investments	$35,208	$26,295
Prepaid expenses and other current assets	595	499
Property and equipment, net	1,176	1,264
Other assets	202	221

Total assets	$37,181	$28,279

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$131	$163
Debt	13,828	13,670
Other liabilities	4,315	3,040

Total liabilities	18,274	16,874

Stockholders’ equity	18,907	11,405

Total liabilities and stockholders’ equity	$37,181	$28,279

# # #